Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt / Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*Associated	Firm

Exhibit 5.3

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries

P.O. Box 2720 1000 CS Amsterdam The Netherlands

Tel: +31 20 551 7555 www.bakermckenzie.nl

Willis Towers Watson Public Limited Company

51 Lime Street

London EC3M 7DQ

England

22 March 2016

03279707-000001/1212734/PHS/FXO

Re: Willis Netherlands Holdings B.V.

Dear Sirs,

I.	Introduction

We are acting as Dutch legal counsel (advocaten) to Willis Towers Watson Public Limited Company in respect of Willis Netherlands Holdings B.V., a company incorporated under the laws of The Netherlands with its principal offices at Amsterdam, The Netherlands (the “Company”), for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the offer and sale by Trinity Acquisition plc of $450,000,000 aggregate principal amount of 3.500% Senior Notes due 2021 and $550,000,000 aggregate principal amount of 4.400% Senior Notes due 2026 (together, the “Notes”), fully and unconditionally guaranteed by the Company and the other guarantors parties thereto, issued under the indenture dated 15 August 2013 as supplemented by the second supplemental indenture dated 9 March 2016 and the third supplemental indenture dated 22 March 2016, by and between, inter alios, the Company as one of the guarantors, Wells Fargo Bank, National Association as trustee and Trinity Acquisition plc as issuer (the “Indenture”) which includes a guarantee of the Notes by, inter alios, the Company as one of the registrants (the “Guarantee”) registered pursuant to a Form S-3 Registration Statement, dated 11 March 2016, signed by, inter alios, the Company as one of the guarantors and with Willis North America Inc., Trinity Acquisition plc and Willis Towers Watson Public Limited Company as issuers in connection with the offer, sale and issuance of securities from time to time (the “Registration Statement”).

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

II.	Role

Our role in respect of the entering into of the Documents (as defined below) by the Company has been limited to the issue of this opinion. We have not been involved in drafting or negotiating any documents or agreements cross-referred to in any the Documents. Accordingly, we assume no responsibility for the adequacy of any Document.

III.	Documents

For the purposes of this opinion, we have examined, and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the “Documents”):

a)	a scanned copy, received by e-mail, of the executed Indenture, including the Guarantee;

b)	a scanned copy, received by e-mail, of the executed Registration Statement;

c)	a scanned copy, received by e-mail, of the prospectus dated 11 March 2016 which forms a part of the Registration Statement, the preliminary prospectus supplement dated 17 March 2016 and the prospectus supplement dated 17 March 2016 (together, the “Prospectus”);

d)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Company, dated 29 February 2016, inter alia, authorising the execution by the Company of the Indenture (the “Board Resolution”);

e)	a scanned copy, received by email, of the executed written resolutions of the general meeting (algemene vergadering) of the Company, dated 29 February 2016, inter alia, approving the Board Resolution and authorising the execution by the Company of the Indenture (the “General Meeting Resolution”);

f)	a scanned copy, received by email, of the excerpt, dated 8 March 2016, from the trade register of the Chamber of Commerce (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34367289, confirmed by telephone on the date hereof to be up-to-date (the “Company Excerpt”);

g)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of the Company dated 27 November 2009 (the “Deed of Incorporation”);

h)	a scanned copy, received by email, of the articles of association (statuten) of the Company, dated 2 October 2013, as deposited with the trade register of the Chamber of Commerce and which, according to the Company Excerpt, are the current articles of association of the Company being in force on the date hereof to have remained unaltered since that date (the “Articles of Association”); and

i)	the power of attorney granted by the Company and incorporated in the Board Resolution authorising each of Adriaan Cornelis Konijnendijk, Paulus Cornelis Gerhardus van Duuren, Carlo Hermanus Petrus de Moel, Dennis Beets, Charles William Mooney and Rosemary Hammond-West as managing directors of the Company and Matthew S. Furman each acting individually (each an “Attorney”) to execute the Indenture on behalf of the Company (the “Power of Attorney”).

The documents under d) through (including) i) are hereinafter collectively referred to as the “Corporate Documents”. The documents under d) and e) are hereinafter collectively referred to as the “Resolutions”.

Words importing the plural include the singular and vice versa. Where reference is made to the laws of The Netherlands, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands that is located in Continental Europe (Europese deel van Nederland).

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

IV.	Assumptions

In examining and describing the Documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents; each of the Documents accurately records all terms agreed between the parties thereto and that the document specified in the Resolutions is congruent with and accurately specifies the Indenture;

(iii)	each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)	the power, capacity (corporate, regulatory and other) and authority of all parties (other than the Company) to enter into and perform their obligations under the Documents to which they are a party and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any such parties;

(v)	under any applicable law, other than the laws of The Netherlands, the Documents have been duly authorised and validly executed and delivered by all parties thereto (including the Company);

(vi)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of The Netherlands as may relate to or be required in respect of (a) the Documents, (b) the lawful execution of the Documents, (c) the parties to the Documents (including the Company) or other persons affected thereby or (d) the performance or enforcement by or against the parties (including the Company) or such other persons;

(vii)	at the date hereof the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby and that the Resolutions and the Power of Attorney and any other powers of attorney used in relation to the Documents have not been and will not be amended, superseded, repealed, rescinded or annulled;

(viii)	that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Company on the basis of which a court may dissolve the Company;

(ix)	nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than The Netherlands;

(x)	(1) the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets, (4) the Company has not been subjected to emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht), (5) the Company has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen), (6) no decision has been taken to dissolve (ontbinden) the Company by (a) the Chamber of Commerce under article 2:19a of the Dutch Civil Code or (b) the competent court (rechtbank) under article 2:21 of the Dutch Civil Code.

This assumption is supported by (i) certifications and confirmations to that effect in the Resolutions, (ii) confirmations obtained as of the date hereof from (a) the Bankruptcy Clerk Office (faillissementsgriffie) (b) the EU Insolvency Register (EU Insolventieregister) and (c) the Civil Clerk Office (civiele griffie) of the competent courts in The Netherlands confirming that the Company has not been declared bankrupt, that a moratorium of payments has not been granted and that it is not registered in the register of non objection (register van non verzetten) and (iii) the confirmation obtained by telephone today from the Chamber of Commerce that the Company has not been declared bankrupt or dissolved nor a moratorium of payments has been granted, that no administrator (bewindvoerder) has been appointed, and that the Chamber of Commerce does not intend to dissolve the Company;

(xi)	the execution of the Documents to which the Company is a party and the performance of the transactions contemplated thereby are in the best corporate interest of the Company and are not prejudicial to its creditors (present and future);

(xii)

to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to

Agency (other than the laws of The Netherlands), such power of attorney authorises such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xiii)	none of the managing directors of the Company has a conflict of interest (in private or otherwise) which would preclude any of the managing directors of the Company from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) of the Dutch Civil Code. This assumption is supported by the confirmations or certifications of the managing directors of the Company in the Board Resolution;

(xiv)	the Company does not have a works council (ondernemingsraad) nor central works council (centrale ondernemingsraad) nor group works council (groepsondernemingsraad), nor is it in the process of establishing a works council and the Company does not have the obligation to establish a works council pursuant to the mandatory rules all as referred to in the Works Councils Act (Wet op de ondernemingsraden);

(xv)	all parties have entered into the Indenture for bona fide commercial reasons and at arm’s length terms;

(xvi)	there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

(xvii)	the Company has and will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the “EU Insolvency Regulation”) in The Netherlands; and

(xviii)	the Company has not nor will have an “establishment” (as defined in Article 2(h) of the EU Insolvency Regulation) outside of The Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in The Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

V.	Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.	The Company is a corporation duly incorporated and validly existing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognised meaning under Netherlands law).

Capacity

2.	The Company has the corporate power and capacity to enter into, to execute and to deliver the Indenture and to undertake and perform the obligations expressed to be assumed by it under the Indenture.

Authorisation

3.	The Company has not failed to take any necessary corporate action in connection with its authorization, execution and delivery of the Indenture, the absence of which may give the Company the right to assert against contracting third parties acting in good faith that it has not validly entered into the Indenture.

Execution

4.	In accordance with article 19.1 of the Articles of Association, the board of managing directors of the Company shall represent the Company. The authority to represent the Company shall also be vested in a managing director A and a managing director B acting jointly.

According to the Company Excerpt, the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk (managing director A), Dennis Beets (managing director A), Paulus Cornelis Gerhardus van Duuren (managing director A), Charles William Mooney (managing director B), Carlo Hermanus Petrus de Moel (managing director A) and Rosemary Hammond-West (managing director B) (jointly referred to as the “Board Members”).

Since the Board Resolution, which contains the Power of Attorney, is expressed to have been executed by the Board Members, the Power of Attorney has been validly issued on behalf of the Company.

Thus, the execution of the Indenture on behalf of the Company by means of the signature of an Attorney constitutes a due execution of the Indenture on behalf of the Company.

VI.	Qualifications

The opinions expressed above are subject to the following qualifications:

(i)	Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency or moratorium laws, the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht), the Act on Special Measures for Financial Enterprises (Interventiewet) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (Actio Pauliana) within the meaning of article 3:45 of the Dutch Civil Code and/or article 42 et. sec. of the Dutch Bankruptcy Act (Faillissementswet)).

(ii)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Appointed Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Appointed Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Appointed Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Appointed Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Appointed Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

(iii)	Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(iv)	Article 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met.

The Supreme Court of The Netherlands (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account. In particular, it should be taken into account whether the interests of the company were served by the transaction.

Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to Article 2:7 of the Dutch Civil Code, which view is supported by the Dutch Supreme Court.

In practice, the concept of ultra vires has rarely been applied in court decisions in The Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors toward the legal entity.

The issuing of the guarantees, is reflected in paragraph d. of article 3 of the objects clause (doelomschrijving) of the Articles of Association. However, the management of the Company must consider whether the issuing of the guarantees actually fulfils the material interests of the Company.

VII	Confidentiality and Reliance

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time. This opinion letter:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a Dutch court;

(b)	speaks as of the date stated above;

(c)	is addressed to you and is solely for your benefit;

(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

(e)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is addressed to you and may only be relied upon by you in connection with the filing of the Registration Statement and the transactions to which the Indenture relates. This letter may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration and the transactions to which the Indenture relates.

We consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder. In giving this consent, we do not imply that we are experts under the U.S. Securities Act of 1933, as amended or the rules and registrations of the SEC issued thereunder with respect to any part of the Registration Statement, including this letter.

This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

Yours sincerely,

/s/ Baker & McKenzie Amsterdam N.V.